TANEER + CO
675 East 500 South, Suite 640
Salt Lake City, Utah 84102




May 20, 2003

Securities & Exchange Commission
Washington D.C. 20549

Ladies and Gentlemen:

We were previously the independent auditors of Aradyme Corporation (formerly Albion Aviation, Inc.) and, under the date of April 7, 2003, we reported on the balance sheets of Albion Aviation, Inc. as of December 31, 2002 and 2001, and the related statements of operations, shareholders' deficit, and cash flows for the years then ended. On May 16, 2003 we were dismissed as the independent auditors of Aradyme Corporation (formerly Albion Aviation, Inc.). We have read Aradyme Corporation's statements included under Item 4 of its Form 8-K dated May 16, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with Aradyme Corporation's statements that the change of accountants was approved by the registrant's board of directors, or any of the matters related to the engagement of HJ & Associates, LLC as principal accountants.

Very truly yours,

/s/ Tanner + Co.